Exhibit 99.1

        Phase III Medical Appoints Michael Lax, President & CEO of API,
                           to its Board of Directors

    Business Editors

    MELVILLE, N.Y.--(BUSINESS WIRE)--March 4, 2004--Phase III Medical, Inc. (OTCBB: PHSM) today announced that Michael Lax has been appointed to the Company's Board of Directors.
    Since 1988, Mr. Lax, age 50, has been President and CEO of Autronic Plastics, Inc., a plastic manufacturing concern specializing in plastic product design, mold construction and manufacturing of industrial and precision components such as medical devices, office products, life safety products and entertainment packaging.
    "Michael is a seasoned, well respected businessman and we are delighted to have him on our Board," said Mark Weinreb, CEO of Phase
III. "Besides his general business acumen, his attributes include his knowledge of medical disposable products, patents and life safety products."
    API's clients include: Pfizer, Borders Books & Music, Blockbuster, Circuit City, Nintendo, and Cooper Lighting Company. Michael's 28 years of experience at API have centered on creative ideation, concept development and managing executions to ensure that the integrity of the initial designs come alive. Taking the company in a new direction, Michael founded Clear-Vu Products in 1990 to further specialize in the entertainment-packaging sector.
    Mr. Lax has been awarded numerous patents for packaging designs, solid state illumination, and life safety products. In addition, his work and collaborations have received numerous design awards including a Gold Industrial Design Excellence Award from the Industrial Designers Society of America.
    Michael Lax graduated from the University of Rochester with degrees in Chemical and Mechanical Engineering. Upon his graduation, Michael went to work for Kodak as a Process and Product Development Engineer.
    Phase III Medical is a company involved in the pharmaceutical, biotechnology and life science industry. The Company provides capital and guidance to companies, within the medical sector, to acquire revenues, royalties and other contractual rights known as "royalty interests," that entitle it to receive a portion of revenue from the sale of pharmaceuticals, medical devices and biotechnology products.

    This Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to enter the medical sector or acquire any companies or technologies. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, it gives no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other reports filed with the Securities and Exchange Commission.


    CONTACT: Phase III Medical, Melville
             Mark Weinreb, 631/574-4955